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                                                                   Exhibit 10.50

             FINANCIAL AND BUSINESS MANAGEMENT CONSULTING CONTRACT

This Agreement is made effective June 1, 2000, by and between IPVoice.com, Inc., a Nevada corporation with its principal place of business in Phoenix, AZ ("IPVC") and Growth Capital Resources.com, LLC, a Delaware company with its principal place of business in Lancaster, PA ("Consultant").

WHEREAS, IPVC desires to obtain financial and business management consulting services from Consultant; and

WHEREAS, Consultant has a background in financial and business management consulting and is willing to provide such services to IPVC.

THEREFORE, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Consultant will provide financial and business management consulting services to IPVC.

2. PERFORMANCE OF SERVICES. IPVC shall provide overall direction to Consultant, and Consultant shall determine the manner in which the services are to be performed and the specific hours to be worked by Consultant. IPVC will rely on Consultant to work as many hours as are reasonably necessary to fulfill Consultant's obligations under this agreement. Consultant may employ, at its discretion and with the prior approval of IPVC, professional and other services as are reasonably necessary to fulfill its obligations under this agreement, and will be reimbursed for such expenses.

4. PAYMENT. IPVC promptly shall pay upon the presentation of a monthly invoice the usual and customary fees for such services, as determined from time to time by the parties hereto.

5. EXPENSE REIMBURSEMENT. IPVC promptly shall reimburse upon the presentation of bills reasonable and necessary expenses related to the services, including professional and other fees, at the time such expenses are incurred by Consultant.

6. SUPPORT SERVICES. IPVC shall provide support services to Consultant adequate to permit Consultant to fulfill its obligations under this agreement, including access to its facilities, officers, employees and pertinent company records.

7. TERM/TERMINATION. Services will be provided at the direction of IPVC for an indefinite term. Either party on thirty days notice to the other may terminate this agreement at any time.

8. RELATIONSHIP OF PARTIES. The parties agree that Consultant is an independent contractor and not an employee with respect to IPVC, and that IPVC has no obligations resulting from this agreement as would arise if Consultant were an employee
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of IPVC.

9. DISCLOSURE. Consultant shall disclose any conflict that would impair its ability to provide the services.

10. EMPLOYEES. The provisions of this agreement shall bind Consultant's employees who perform services under this agreement. If requested, Consultant will provide evidence that such person are Consultant's employees.

11. INJURIES. Consultant acknowledges its obligation to provide insurance coverage for itself and its employees and the IPVC does not provide worker's compensation coverage for Consultant or its employees.

12. LIABILITY. Consultant and its employees and agents shall not be liable to IPVC or to any person or entity who claims any right through IPVC or due to any relationship with IPVC for any acts or omissions in the provision of services under this agreement, except those that are determined by a fact finder to have resulted from gross negligence or willful misconduct. In addition, IPVC agrees to indemnify and hold harmless Consultant, its employees and agents from all claims, losses, expenses, and fees including attorney fees and costs that ever may arise from such acts or omissions. Damages shall be limited to actual economic loss and shall not exceed the amount of consulting fees actually paid to Consultant under this agreement.

13. ASSIGNMENT. Consultant's obligations under this agreement may not be assigned without IPVC's prior written consent.

14. CONFIDENTIALITY. Any information received by Consultant while providing services under this agreement concerning the affairs of IPVC that is not otherwise public will be treated by Consultant in full confidence and will not be revealed to any other person. Upon request, Consultant will return all documents in its possession that contain such information.

15. NOTICES. All notices under this agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the normal mail, postage prepaid, addressed as follows:

     Barbara S. Will, President and Chief Operating Officer
     IPVoice.com, Inc.
     5050 North 19th Avenue
     Suite 416
     Phoenix, AZ  85015

     Lawrence J. Keating, Vice President
     Growth Capital Resources.com, LLC.
     80 Abbeyville Road
     Lancaster, PA 17603
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          Parties may change their address by providing written notice as set forth above.

16. ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties.

17. AMENDMENT. This agreement may be amended only if in writing and signed by both parties.

18. SEVERABILITY. If any provision of this agreement is held to be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable, and if the provision can be limited so as to become valid and enforceable, it shall be deemed to be so limited.

19. NO WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this agreement shall not be construed as a waiver or limitation of that party's right subsequently to enforce that or any other provision of this agreement.

20. APPLICABLE LAW, ARBITRATION AND LIMITATIONS. Pennsylvania law shall govern this agreement. The parties to any claim or dispute relating to this agreement or the services provided hereunder shall resolve the dispute first by negotiating the matter in good faith and, failing that, by binding arbitration in Lancaster, PA, by the American Arbitration Association under its Commercial Arbitration Rules. Judgment upon an arbitration award may be entered in any court having jurisdiction thereof. The party submitting a claim or dispute to arbitration shall advance the arbitration fees. The losing party shall pay the costs of arbitration, and shall reimburse the advancing party. Submissions to arbitration must occur within one year of the act or omission that gave rise to the claim or dispute, or the matter shall be barred.


IPVoice.com, Inc.
By: /s/ Barbara S. Will
    ----------------------
Barbara S. Will, President and Chief Operating Officer

Growth Capital Resources.com, LLC
By: /s/ L.J. Keating
   ----------------------
Lawrence J. Keating, Vice President